Exhibit 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated May 19, 2008 with respect to the consolidated financial statements and schedule included in the Annual Report of Transcend Services, Inc. on Form 10-K for the year ended December 31, 2007 as well as the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-106446 and No. 333-162106) and in the related Prospectus and Forms S-8 (Nos. 333-106454, 033-59115, 333-16213, 333-78777, 333-116911, 333-116910, 333-131059, 333-157780, 333-160905) of Transcend Services, Inc.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

March 3, 2010